LML Reports Results for the Third Quarter of Fiscal 2006

VANCOUVER, BC -- 02/08/2006 -- LML PAYMENT SYSTEMS INC. (the "Corporation") (NASDAQ: LMLP) reports results for its third quarter and nine months ended December 31, 2005. Total revenue for the third quarter was approximately $1.2 million, compared to approximately $1.5 million for the third quarter ended December 31, 2004, a decrease of approximately 20%.

Costs of operations for the third quarter decreased approximately 7.7% to approximately $1.2 million from approximately $1.3 million for the third quarter ended December 31, 2004. Sales, general and administrative expenses for the third quarter were approximately $1.1 million, compared to approximately $810,000 for the third quarter ended December 31, 2004, an increase of approximately 35.8%. This increase is primarily attributable to an increase in legal costs of approximately $360,000 associated with the patent infringement suit we filed during the fiscal year ended March 31, 2005, offset by a decrease in certain professional fees, including auditing and accounting fees, of approximately $120,000.

There was a net loss of approximately ($1.1 million) or approximately ($0.06) per share for the third quarter ended December 31, 2005 compared to a net loss of approximately ($943,000) or approximately ($0.05) per share for the third quarter ended December 31, 2004.

Total revenue was approximately $3.9 million for the nine months ended December 31, 2005, compared to approximately $5.1 million for the nine months ended December 31, 2004, a decrease of approximately 23.5%.

Cost of operations for the nine months ended December 31, 2005 decreased approximately 17.1% to $3.4 million compared to approximately $4.1 million for the nine months ended December 31, 2004. Sales, general and administrative expenses were approximately $4.0 million for the nine months ended December 31, 2005 compared to approximately $3.0 million for the nine months ended December 31, 2004, an increase of approximately 25.0%. This increase was primarily attributable to increases in legal costs for the year to date of approximately $1.3 million associated with the patent infringement suit we filed during the fiscal year ended March 31, 2005.

There was a net loss of approximately ($4.1 million) or approximately ($0.21) per share for the nine months ended December 31, 2005 compared to a net loss of approximately ($3.1 million) or approximately ($0.16) per share for the nine months ended December 31, 2004.

Cash used in operating activities was approximately $1.7 million for the nine months ended December 31, 2005 compared to approximately $302,000 for the nine months ended December 31, 2004, an increase in cash used in operating activities of approximately $1.4 million. Our cash and cash equivalents balance decreased by approximately $1.7 million for the nine months ended December 31, 2005 from approximately $6.1 million as at March 31, 2005 to approximately $4.4 million as at December 31, 2005. The decrease in our cash and cash equivalents balance is partially attributable to cash used in our patent infringement suit we filed during the fiscal year ended March 31, 2005 and partially attributable to cash used in our operations.

"We believe the reduction in revenue was primarily attributable to a reduction in new returned check volume of approximately 27.6% and approximately 9.1% provided to us for primary and secondary collection services, respectively, for the third quarter of our fiscal 2006 as compared to the third quarter of our fiscal 2005. We believe this reduction may be attributable to better check verification services we are providing to some of our customers, fewer paper checks being processed by some of our customers and a reduction of remaining returned check inventory from our former largest customer, 7-Eleven. Revenue from electronic check verification increased approximately 18.5% and revenue from software royalties increased approximately 61.5% for the third quarter of our fiscal 2006 as compared to the third quarter of our fiscal 2005," commented Richard R. Schulz, Chief Accounting Officer.

About LML Payment Systems Inc. (www.lmlpayment.com)

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. The Corporation also provides selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp., includes U.S. Patent No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release that are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:

Patrick H. Gaines
President and CEO
(604) 689-4440

Investor Relations
(800) 888-2260